Shareholder Meeting Results
(Unaudited)
April 29, 2016 meeting
At the meeting, a proposal to fix the number of Trustees at 13 was approved as follows:
Votes for		Votes against		Abstentions
91,141,015 	 	7,839,170 	 	1,101,837
At the meeting, each of the nominees for Trustees was elected as follows:
				Votes for			Votes withheld
Liaquat Ahamed	 		84,948,893		 	15,133,139
Ravi Akhoury	 		84,877,334 	 		15,204,698
Barbara M. Baumann	 	85,154,836 	 		14,927,196
Jameson A. Baxter	 	90,663,862 	 		9,418,169
Robert J. Darretta	 	85,049,714 	 		15,032,317
Katinka Domotorffy	 	85,064,831 	 		15,017,201
John A. Hill	 		90,745,063 	 		9,336,969
Paul L. Joskow	 		90,883,441 	 		9,198,591
Kenneth R. Leibler	 	85,066,523 	 		15,015,509
Robert E. Patterson	 	90,791,253 	 		9,290,778
George Putnam, III	 	90,945,637 	 		9,136,394
Robert L. Reynolds	 	84,994,539 	 		15,087,493
W. Thomas Stephens 	 	84,863,842	 	 	15,218,189

A proposal to convert the fund to an open-end investment company was not approved, as follows:
Votes for		Votes against		Abstentions
18,794,713 	 	42,828,212 	 	1,258,720
All tabulations are rounded to the nearest whole number.